EXHIBIT 99.2

Contacts:

Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD ANNOUNCEMENT

Elmwood Park, NJ (February 9, 2005) – WebMD Corporation (NASDAQ: HLTH) announced today that Michael A. Singer has resigned from his positions with the Company effective immediately. A copy of a letter agreement entered into between Mr. Singer and the Company is being filed today as an exhibit to a Current Report on Form 8-K. Tim Staley, Senior Vice President, Research and Development of WebMD Practice Services, who had reported directly to Mr. Singer, will assume Mr. Singer’s responsibilities as head of research and development at WebMD Practice Services.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of administrative, financial and clinical software and related services to the nation’s medical practices. WebMD Business Services is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.